  Exhibit 99.1

SharpSpring Issues $8 Million of Unsecured Convertible
Promissory Notes

GAINESVILLE, FL – March 28, 2018 – SharpSpring, Inc. (NASDAQ: SHSP), a leading cloud-based marketing automation platform, has closed a privately placed offering of an $8 million unsecured convertible promissory note due March 2023 (the “Note”) from a group managed by existing investors Corona Park Investment Partners.

SharpSpring intends to use the proceeds from the financing for increasing sales and marketing spend to accelerate customer acquisition and revenue growth. The company also plans to strategically invest in research and development to further advance the functionality and features of its platform.

Interest on the Notes will be payable annually with the issuance of additional convertible notes (paid-in-kind) at an annual interest rate of 5.0%. The Notes are convertible into shares of SharpSpring common stock, par value $0.001 per share, at any time before the maturity date at a fixed conversion price of $7.50 per share, subject to customary adjustments. If not converted, principal and unpaid accrued interest on the Notes will be due and payable on the fifth anniversary of the issuance date, and may be paid, at the company’s election, in cash or in shares of common stock at a discounted conversion price.

The Notes will be unsecured credit obligations, subordinate to the company’s existing credit facility and future credit facilities with amounts proportional to the current ratio of credit facility limits to revenue.

SharpSpring has the option to extend the Notes for up to eighteen months following the initial maturity at an annual interest rate of 10.0%, and may redeem the Notes at any time that the closing price for its common stock exceeds 175% of the conversion price (or $13.13 per share) for 120 consecutive trading days. In the event of redemption by the company prior to the maturity date, the interest will accelerate and be paid through the maturity date.

In connection with the transaction, SharpSpring granted the investor group the right to appoint a director to the company’s board.

“Securing an investment from a group of our current shareholders provides us with the necessary capital to accelerate our growth plan, and it also reflects their continued support and commitment to our strategy and long-term success,” said SharpSpring CEO Rick Carlson. “In particular, the capital enables us to ramp our sales and marketing initiatives, which will drive new customer wins at a more rapid pace and lead to higher growth in 2019 and 2020. It also enables us to accelerate our product development initiatives so that we can enhance our platform with innovative new features and functionality.”

In connection with the transaction, Lake Street Capital Markets, LLC acted as an adviser to the Company. Additional information regarding the financing will be included in a Current Report on Form 8-K filed by SharpSpring with the Securities and Exchange Commission.

About SharpSpring, Inc.
SharpSpring, Inc. (NASDAQ: SHSP) is a rapidly growing, highly-rated global provider of affordable marketing automation delivered via a cloud-based Software-as-a Service (SaaS) platform. Thousands of businesses around the world rely on SharpSpring to generate leads, improve conversions to sales, and drive higher returns on marketing investments. Known for its innovation, open architecture and free customer support, SharpSpring offers flexible monthly contracts at a fraction of the price of competitors making it an easy choice for growing businesses and digital marketing agencies. Learn more at www.sharpspring.com.

Important Cautions Regarding Forward-Looking Statements
The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words “may,” “will,” “should,” “plans,” “explores,” “expects,” “anticipates,” “continues,” “estimates,” “projects,” “intends,” and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing new customer offerings, changes in customer order patterns, changes in customer offering mix, continued success in technological advances and delivering technological innovations, our ability to successfully utilize our cash to develop current and future products, delays due to issues with outsourced service providers, those events and factors described by us in Item 1.A “Risk Factors” in our most recent Form 10-K and other risks to which our Company is subject, and various other factors beyond the Company’s control. Except to the extent required by law, the Company undertakes no obligation to update or revise (publicly or otherwise) any forward-looking statements to reflect subsequent events, new information or future circumstances.

Company Contact:
Edward Lawton
Chief Financial Officer
617-500-0122
IR@sharpspring.com

Investor Relations:
Liolios Group, Inc.
Matt Glover or Tom Colton
949-574-3860
SHSP@liolios.com